EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

A&Q Multi-Strategy Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$90,000,000	(a)	0.01476%	$13,284.00	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$90,000,000	(a)
Total Fees Due for Filing				$13,284.00
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$13,284.00

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.
(b)	Calculated at 0.01476% of the Transaction Valuation.